Exhibit 8.1

BEIJING BRUSSELS LONDON NEW YORK SAN DIEGO SAN FRANCISCO SEOUL SHANGHAI SILICON VALLEY WASHINGTON	Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001-4956 T +1 202 662 6000

May 6, 2015

WSFS Financial Corporation

WSFS Bank Center

500 Delaware Avenue

Wilmington, DE 19801

Re:	Alliance Bancorp, Inc. of Pennsylvania Merger with and Into
WSFS Financial Corporation

Ladies and Gentlemen:

We have acted as special tax counsel to the WSFS Financial Corporation, a Delaware corporation (“WSFS”), in connection with the proposed merger (the “Merger”) of Alliance Bancorp, Inc. of Pennsylvania, a Pennsylvania corporation (“Alliance”) with and into WSFS, pursuant to the Agreement and Plan of Reorganization (the “Agreement”) dated as of March 2, 2015, by and among WSFS and Alliance, whereby each share of Alliance’s common stock will be converted, at the election of the shareholder, into the right to receive either (i) cash in an amount equal to $22.00, or (ii) 0.28955 of a share of WSFS common stock. This opinion is being delivered in connection with Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-203572) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed Merger, to which this opinion appears as an exhibit. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In rendering our opinion set forth below, we have examined (without our independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion. In addition, we have relied upon (without our independent investigation or verification) certain representations and assumptions as to factual matters made by WSFS and Alliance, as set forth in the representation letters delivered to us for purposes of this opinion (the “Representation Letters”), and we have assumed that the Representation Letters will be re-executed by appropriate officers as of the Effective Time. Our opinion assumes and is expressly conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants, statements and agreements set forth in the documents referred to above, both initially and continuing as of the Effective Time, without any qualification as to knowledge or belief.

May 6, 2015

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all non-original documents submitted to us. We also have assumed that the transactions related to the Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time. We have further assumed that all documents and instruments referred to in the Agreement are valid and binding in accordance with their terms.

In rendering this opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which this opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement, the Representations Letter or such other documents on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged by the Internal Revenue Service, by a court.

Based solely upon and subject to the foregoing, we are of the opinion that the (i) Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the statements under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the information statement contained in the Registration Statement, insofar as such statements constitute summaries of the laws, regulations, and legal matters referred to therein, are accurate in all material respects.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related thereto or contemplated by the Agreement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. We are furnishing this opinion solely in connection with the filing of the Registration Statement, and nothing in this opinion letter is intended or written to be used, and it cannot be used, by any taxpayer, including, without limitation, WSFS or its direct or indirect investors or lenders, for the purposes of avoiding penalties that may be imposed on any taxpayer under the Code.

May 6, 2015

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ Covington & Burling LLP